Exhibit 10.11

Mahomed Maiter	Human Resources Department
Direct Tel : 01740 608 377

Our Ref : EP

global_hr_shared_services@venatorcorp.com

2017

Form Of Contract of Employment

Dear Mahomed

This Agreement is made on              2017

Between:

Huntsman P&A UK Ltd (a subsidiary of Huntsman Corporation) of Titanium House, Hanzard Drive, Wynyard Park, Stockton-on-Tees TS22 5FD United Kingdom (“the Company”)

Mahomed Maiter, 33 Hemingford Gardens, TS15 9ST Yarm (“You”).

1.                          Preliminaries

1.1                               Employment means your employment under this Agreement.

1.2                               The Associate refers to the Employee.

1.3                               The Agreement means this Agreement.

1.4                               The group means the Company and all companies which are for the time being either a Holding Company of the Company or a Subsidiary Company of either the Company or any such Holding Company (Subsidiary Company and Holding Company shall have the meanings ascribed to them by Section 1159 of the Companies Act 2006 or any statutory modification or re-enactment thereof).

2.                          Commencement of Employment

2.1                              Your new terms and conditions will commence on 1 July 2017. As you are currently employed by Venator, your original start date of 1 February 1985 will count towards your continuous service.

2.2                               This agreement supersedes any other agreement in place before the date of signing of this agreement.

Venator, Titanium House, Hanzard Drive, Wynyard Park, Stockton-on-Tees TS22 5FD, UK

Tel: +44 (0)1740 608001   Fax: +44 (0)1740 608241   info@venatorcorp.com   www.venatorcorp.com

Venator is a trading name of Huntsman P&A UK Limited. Registered Office: Titanium House, Hanzard Drive, Wynyard Park, Stockton-on-Tees TS22 5FD UK. Registered in England No. 832447.

3.                          Duties

3.1                              The Company shall employ you in the capacity of Senior Vice President, White Pigments Business Unit.  In addition to the duties that this job normally entails you may from time to time be required to undertake additional or other duties as necessary to meet the needs of the Company’s business.

3.2                               You will be based on Teesside, UK.

3.3                               You will also be required to work at such other locations as the Company may reasonably require in line with the designated region allotted to your role.  This may include overseas travel.

3.4                              You will be reporting directly into the President & Chief Executive Officer.

4.                            Probationary Period

4.1                              Your position is not subject to a probationary period.

5.                          Remuneration

5.1                              The position has been evaluated at Grade 42 within our grading system.  Your salary will be £310,000  per annum and you will be paid in arrears in equal monthly instalments by credit transfer to a bank/building society account of your choice on or before the 25th day of each month.

5.2                                You will be part of the next applicable annual performance and salary review process, which normally takes place in April.

5.3                               If applicable, you will be paid overtime in accordance with the provisions as detailed within the company’s policies and procedures. The company reserves the right to make amendments to clause 5.3 with reasonable notice.

5.4                               If your job role dictates overseas working, payments will be as detailed within the company’s policies and procedures. The company reserves the right to make amendments to clause 5.4 with reasonable notice.

6.                            Bonus scheme

6.1                              The Company operates a discretionary annual variable pay bonus scheme. The scheme has a target payout of 70% with the potential to earn up to a maximum of 140% of your annual salary as at 31 December of the bonus scheme year.  Payment is based on business performance against a set of Company and local criteria which will be issued to you upon commencement with the Company.

7.                          Hours of Work

7.1                               Your contractual hours are 37½ per week, however working hours are 38 per week.  This means that you work half an hour per week more than your contractual hours, which gives rise to 5 ‘rota days’ per annum.

7.2                               The Company operates flexible working arrangements.  Under these arrangements hours of work can be between 07:00 and 18:00 Monday to Friday.  Core hours are 09:30 to 12:00 and 14:00 to 15:30 with a minimum unpaid break of half an hour for lunch.

7.3                               At any time during your employment the Company may change your hours of work or the shift/shift pattern which you work upon providing you with, in all the circumstances, reasonable notice.

8.                          Pension Plan & Insured Benefits

8.1                               Your current Pension Plan and Insured Benefits will remain the same.

9.                          Holidays

9.1                               The holiday year runs from 1st January to 31st December and the full year’s entitlement is 32 days holiday (of which 5 constitute accrued ‘rota days’) plus Statutory holidays.

9.2                               On termination of your employment for whatever reason you shall be entitled to pay in lieu of holiday entitlement outstanding and shall be required to repay to the Company any salary received for holiday pay taken in excess of your actual entitlement (You agree that the amount of any overpayment can be deducted from your final salary and you agree that any payments still outstanding will be repayable to the Company as a debt upon demand).

9.3                               The value of the accrued but outstanding holiday entitlement or excess holiday entitlement shall be calculated as detailed within the company’s policies and procedures. The company reserves the right to make amendments to clause 9.3 with reasonable notice.

10.                   Benefits

10.1                        The Company offers membership of the Cigna Health Care Scheme to all its employees.  Please note that HM Revenue & Customs regards this as a taxable benefit, and you will therefore be taxed on the value of this benefit.

10.2                        In this position you will be eligible for a Company Car.  Details of the Company Car Scheme are available from our Compensation & Benefits Team.  A cash alternative is also available.  The current rate is £13,000.

11.                   Sickness

11.1                        You may be entitled to sick pay as detailed within the company’s policies and procedures. The company reserves the right to make amendments to this clause with reasonable notice.

11.2                        Sick pay is considered an additional benefit and payment is at the discretion of Senior management.

11.3                        For the purposes of statutory sick pay your qualifying days are Monday to Friday.

12.                   Termination and Period of Notice

12.1                        Your notice period to the company is three months and the notice the Company will give you is twelve months.

12.2                        The Company may terminate your Employment without notice in the event of any gross negligence or gross misconduct in connection with or affecting the business of the Company, including any conduct, which in the opinion of the Company, brings the Company into disrepute.

12.3                        On termination of your Employment you undertake to return to the Company all correspondence, documents, memoranda, notes, records (including any contained in magnetic media or other forms of computer storage) videos, tapes and other information or copies thereof which are in your possession or control which relate to the business or affairs of the Company or the business and affairs of the Company’s customers and/or suppliers. Before returning the above to the Company you shall not permit the same to be used by any party whatsoever before being returned to the Company and you will not make or retain any copies thereof without limitation. You will also deliver up to the Company, in a good roadworthy condition, any car provided by the Company in connection with your Employment.

12.4                        You expressly agree that the Company may make such deductions from your salary or other payments due to you on the termination of your Employment as may be necessary to reimburse the Company for any monies owed by you to the Company, including but not limited to, advances of salary, loans, relocation expenses, excess holiday payments, any unauthorised mobile phone calls and any unauthorised or unreasonable business expenses including mileage claims.

12.5                        Upon notice to terminate your Employment being given by the Company or you, then at any time after such notice is given, if requested by the Company you will:

•                              Immediately return all Company property in accordance with clause 12.3;

•                              Not, during the notice period, contact or deal with customers, suppliers or employees of the Company;

•                              Not, unless otherwise requested during the notice period, enter onto the premises of the Company without the prior written consent of the Human Resources Manager.

12.6                        For the avoidance of doubt you and the Company agree that:

•                              Subject to clause 12.6 your other duties and obligations, whether contractual or otherwise, shall continue in full force and effect during the notice period;

•                              For the avoidance of doubt the Company has no duty to provide you with work during the notice period; and

•                              You will not commence any other employment or engagement during the notice period, whether or not the Company has exercised its right under clause 12.6.

12.7                        In the event that the Company exercises its rights under clause 12.6 above then the period spent between the Company exercising such rights and the expiry of the notice period shall be set-off against and therefore reduce the restrictive periods set out in clause 15.2 and 15.3 of this Agreement.

13.                   Intellectual Property Rights

13.1                        You will promptly disclose to the Company and keep confidential all inventions, designs, copyright works, ideas, products, process, improvements, design, software development, or any other development (“the Intellectual Property”) devised by or originated by you on your own or with others in the course of your Employment or in connection with or in any way affecting or relating to the business of the Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or such other persons as the Company may require.  The copyright in any material written by you in the course of your Employment shall vest in the Company and the Company shall have the sole right to licence such Intellectual Property rights and to receive any royalties that might arise there from.

13.2                        In the event of termination of your Employment with the Company, you shall not be entitled to use the aforesaid Intellectual Property rights except under licence from the Company.  The Company will have sole discretion as to whether it is willing to grant you a licence.

13.3                        You will provide the Company with full details and information with regard to any of the matters specified in the preceding sub-clauses 13.1 and 13.2 and will if necessary, at the Company’s expense, apply or join with the Company in applying for the appropriate protection of such matters in the United Kingdom or in any other part of the world.

14.                   Additional Work

14.1                        In the event that you undertake additional regular paid or unpaid work, you must first obtain approval from the Company. Regular work is deemed by the Company to be work carried out on a minimum of a weekly basis. In the interests of Zero Harm, any additional regular work is to be reviewed by Management and HR on a case by case basis to ensure that such activities do not prevent you from performing your duties under this agreement or are likely to impact on such duties.

14.2                        Additional work outside the Company should not be undertaken if this is, or could be deemed to be, a Conflict of Interest.

15.                   Restrictions on Canvassing and Soliciting

15.1                        You acknowledge that following the termination of your Employment you will be in a position to compete unfairly with the Company as a result of confidential information, trade secrets and knowledge about the business, operation, customers, employees and trade connections of the Company you will have acquired and through connections you will have developed. You therefore agree to enter into the restrictions in this clause 15 for the purpose of protecting the Company’s legitimate business interests and in particular the confidential information, goodwill and the stable trained workforce of the Company.

15.2                        You undertake that you will not at any time after the termination of your Employment hold yourself out as being in any way connected with the Company or use a name which is identical or similar to or likely to be confused with the name of the Company or which might suggest a connection with the Company or any of its services or products.

15.3                        You undertake that you will not after the termination of your Employment (except with the written consent of the Board) directly or indirectly on your own account or as agent, partner, director or employee of any other person, firm or company or otherwise:

15.3.1                          for the period of 6 months following such termination solicit or canvass the custom of any Customer;

15.3.2                          for the period of 6 months following such termination solicit or canvass the custom of any Potential Customer;

15.3.3                          for the period of 6 months following such termination deal with any Customer;

15.3.4                          for the period of 6 months following such termination deal with any Potential Customer;

15.3.5                          for the period of 6 months following such termination solicit or entice away, or attempt to entice away from the Company any Restricted Employee;

15.3.6                          for the period of 6 months following such termination employ, offer to employ or enter into partnership with any Restricted Employee;

15.3.7                          for the period of 2 months following such termination seek to interfere with the continuance of supplies or services to the Company (or the terms of such supplies) from any supplier who shall have been supplying components or materials or services at any time during the period of one year prior to the date of such termination;

15.3.8                          for the period of 6 months following such termination be engaged, concerned or interested, whether as a director, employee, principal, agent or otherwise, in any Competitive Business provided always that this clause shall not restrain you from being engaged or concerned in any business concern in so far as your duties or work shall relate solely and exclusively:

15.3.8.1                       to geographical areas where the business concerned is not in competition with the Company; or

15.3.8.2                       to services or activities of a kind with which you were not concerned to a material extent during your Employment with the Company.

15.3.9                          Each of the restrictions in this clause 15 are intended to be separate and severable.  In the event that any of the restrictions shall be held void but would be valid if part of the wording thereof were deleted such restriction shall apply with such deletion as may be necessary to make it valid and effective.

15.3.10                   Each of the restrictions in this clause are considered by the parties to be reasonable in all the circumstances. Each of sub-clauses 15.3.1 to 15.3.8 constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company.

15.3.11                   In this clause 15 the following words and phrases shall have the following meanings:

15.3.12                   “Competitive Business” shall mean any business or operation involved in activities or industry that Venator are currently operating.

15.3.13                   “Customer” shall mean any person, firm or company who at the date of termination of your Employment or at any time during the 12 months immediately prior to such termination was a customer of the Company from whom you obtained business on behalf of the Company, or to whom you provided or arranged the provision of goods or services on behalf of the Company, or for whom you had management responsibility for.

15.3.14                   “Potential Customer” shall mean any person, firm or company who at the date of termination of your Employment or at any time during the 3 months immediately prior to such termination, you, or someone you had management responsibility for, had carried out negotiations on behalf of the Company with a view to such person, firm or Company becoming a customer of the Company.

15.3.15                   “Restricted Employee” shall mean any employee of the Company employed at the date of termination of your Employment in the capacity of director or in any research, technical, IT, financial, marketing or sales function or other managerial role whom you managed or with whom you worked at any time during 12 months preceding the termination of your Employment and shall not include any employee employed in an administrative, clerical, manual or secretarial capacity.

16.                   Confidentiality

16.1                        You undertake that you will not at any time during your Employment (except so far as is necessary and proper in the course of your Employment) or at any time after your Employment has terminated make use of, or disclose to any person any trade secrets of confidential information as to the practice, business dealings or affairs of the Company and / or the Group or any of the Company’s customers or clients or suppliers or as to any other matters which may have come to your knowledge by reason of your Employment.  This restriction shall continue to apply after the termination of your Employment without limit in point of time but shall cease to apply to information ordered to be disclosed by a Court of competent jurisdiction or otherwise required to be disclosed by law.  For the purpose of this clause confidential information shall include but shall not be limited to:-

•                  Business methods and information

•                  Customer lists, customer contact names, supplier lists and details of individual contacts at such suppliers Details and terms of agreements with suppliers and customers

•                  Secret manufacturing or production processes and know-how

•                  Details of the design of inventions or developments relating to future products

•                  Profit margins

•                  Services prices and structures

•                  Personnel details and files

•                  Any document or information marked private and confidential

•                  Future strategy and plans

•                  All non public financial information

•                  Quality procedures and manuals

•                  Software packages

•                  Standard operating procedures

•                  Methodology and validating information and procedures

16.2                        The Company receives during the course of its business, information relating to the business or otherwise of its customers or the customers of the Group. The Company receives such information upon the basis that it will remain confidential.  You undertake at all times during and after your Employment to keep secret, except to the extent that disclosure is authorised by the Company and to use only for the purposes of the Company, all information of whatsoever kind whether or not, in the case of documents, they are marked as confidential, which relate to the business or otherwise of the Company’s and / or the Group customers.

16.3                        On termination of your Employment you undertake to return to the Company all such documents, letters or information or copies thereof which may be in your possession or control which relate to the business or affairs of the Company and / or the Group or the business and affairs of the Company’s and / or the Group’s customers and/ or suppliers.

16.4                        You agree that if you apply for or are offered new employment, appointment or engagement, before entering into any related contract you will notify the third party proposing directly or indirectly to employ, appoint or engage you of the provisions of this clause 16 and the above clause 13 and 15 of this Agreement.

16.5                        At any point during your employment the Company reserves the right to request you to complete a Disclosure and Barring Service (DBS) check. By signing this contract you agree to these checks and to accurately supply correct information in order for the Company to complete DBS checks in addition to providing the HR Department with requested proofs and identification in order to complete DBS checks. You will also be required to complete subsequent annual DBS checks for the remaining term of your employment.

17.                   Grievance Procedure

17.1                        Any grievance relating to your Employment should be raised by you in accordance with the grievance procedure.

17.2                        Your line of authority for grievance is:-

17.2.1              President & Chief Executive Officer

18.                   Disciplinary Procedure

18.1                        Discipline will normally be imposed by the Company in accordance with the provisions of the Company Procedure.

19.                   Expenses

19.1                        The Company shall reimburse to you all reasonable expenses wholly exclusively and necessarily incurred by you in or about the performance of your duties upon appropriate receipts or other evidence being provided to the Company provided that all such expenses are authorised in advance by the Company.

20.                   Drug & Alcohol Abuse Policy

20.1                        The Company operates a Drug & Alcohol Abuse Policy which has a random testing Clause, along with the right to test following a works incident that Management and the

EHS and HR Manager feels it appropriate to do so.

21.                     Right to Search

21.1                        As part of the Company’s security procedures, all employees may be searched by an authorised person.  Under the right to search procedure, any such search will be in line with policy and failure to co-operate fully may be dealt with under the Company’s Disciplinary Procedure.

22.                   Miscellaneous

22.1                        Deductions
You authorise the Company at any time during your Employment, or in the event of termination of your Employment, to deduct from your salary any overpayment made and/or monies owed to the Company by you including, but not limited to, any outstanding loans, any excess holiday or advances.  If you incur any debt or liability to the Company then you agree that the Company may deduct such sum or sums from your salary as may be necessary until that debt is repaid or liability discharged.

22.2                        Corporate Identity Work Wear & Tools
Where Corporate Identity work wear is provided, the Company will replace them as fair wear and tear dictates.  Employees abusing work wear will be expected to pay for replacements and the cost will be deducted from the employee’s wages.

Employees are responsible for their corporate identity work wear, and are expected to maintain a smart appearance at all times.

The Company will provide all tools necessary to carry out the relevant job function and will replace free of charge items damaged through fair wear and tear.  Staff will be responsible for the cost of replacing items lost or damaged through carelessness.

22.3                        Changes to your Terms and Conditions of Employment

22.3.1                          The Company reserves the right to make reasonable changes to any of the terms and conditions of Employment including but not limited to your hours of work, place of work and duties.  Your salary and/or benefits may be amended as a result of any such changes.

22.3.2                          Any minor changes of detail will be notified by way of a general notice to all employees.  Any such changes will take effect from the date of the notice.

22.3.3                          You authorise the Company at any time during your Employment, or in the event of termination of your Employment, to deduct from your salary any overpayment made and/or monies owed to the Company by you including, but not limited to, any outstanding loans, any excess holiday or advances.  If you incur any debt or liability to the Company then you agree that the Company may deduct such sums or sums from your salary as may be necessary until that debt is repaid or liability discharged.

22.3.4                          Your Employment and this Agreement will be governed by English law.

23.                   Acceptance:

23.1            If you wish to accept this contract of employment and the conditions stated therein, please sign below and return one copy of this contract no later than 14 July, marked for the attention of Louise Rowcroft, Venator, Titanium House, Hanzard Drive, Wynyard, TS22 5FD.  Alternatively a signed copy can be emailed to global_hr_shared_services@venatorcorp.com  Please note if this contract is not accepted and returned by the above date the contract is rescinded.  Please retain the second copy for your records.

Yours sincerely

HR Shared Services Manager

Signed:	Date:

Signed in acceptance of the forgoing terms and conditions.